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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of J.M. Peters Company, Inc. of our report dated February 25, 1993 relating to the financial statements of Durable Homes, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Independent Public Accountants" and "Selected Consolidated Financial and Operating Data -- Durable" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Consolidated Financial and Operating Data."


PRICE WATERHOUSE LLP


Salt Lake City, Utah
August 11, 1994